Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

dated as of

November 7, 2004

among

DIMON Incorporated

and

Standard Commercial Corporation

i

	3.16.	Labor Matters	21
	3.17.	Company Existing Permits	21
	3.18.	Intangible Assets	21
	3.19.	Environmental Matters	21
	3.20.	Vote Required	22
	3.21.	Opinion of Financial Advisor	22
	3.22.	Certain Agreements	22
	3.23.	Finders or Brokers	23
	3.24.	Takeover Statutes	23

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF DIMON		23

	4.1.	Due Incorporation; Interests in Subsidiaries and Other Investee Companies	23
	4.2.	Capitalization	24
	4.3.	Authorization; Enforceability	25
	4.4.	No Violation or Conflict	25
	4.5.	SEC Documents and Other Reports	26
	4.6.	No Undisclosed Liabilities	26
	4.7.	Inventory and Accounts	27
	4.8.	No Violation of Law	27
	4.9.	Compliance with Foreign Corrupt Practices Act, Money Laundering and OFAC Laws	28
	4.10.	Litigation	28
	4.11.	Absence of Certain Changes or Events	28
	4.12.	Title to Assets	29
	4.13.	Performance of DIMON Contracts	29
	4.14.	ERISA	29
	4.15.	Taxes	31
	4.16.	Labor Matters	32
	4.17.	DIMON Existing Permits	32
	4.18.	Intangible Assets	33
	4.19.	Environmental Matters	33
	4.20.	Required Vote of DIMON Shareholders; Authorization	33
	4.21.	Brokers or Finders	34
	4.22.	Opinion of Financial Advisor	34
	4.23.	Certain Agreements	34

ARTICLE 5	COVENANTS		34

	5.1.	Conduct of Business by the Company	34
	5.2.	Conduct of Business by DIMON	36
	5.3.	Information Supplied	38
	5.4.	Shareholder Meetings	39
	5.5.	Filings; Approvals and Consents; Cooperation	39
	5.6.	Antitrust Filings and Approvals	40
	5.7.	Listing of DIMON Common Stock	41

	5.8.	Affiliates	41
	5.9.	Takeover Statute	42
	5.10.	Financing	42
	5.11.	Tax-Free Reorganization	42
	5.12.	Letters of the Company’s Accountants	43
	5.13.	Letters of DIMON’s Accountants	43
	5.14.	Governance	43
	5.15.	D&O Insurance	44

ARTICLE 6	CONDITIONS		44
	6.1.	Conditions to Each Party’s Obligation to Effect the Merger	44
	6.2.	Conditions to DIMON’s Obligation to Effect the Merger	45
	6.3.	Conditions to the Company’s Obligation to Effect the Merger	46

ARTICLE 7	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		46

	7.1.	No Survival of Representations and Warranties	46
	7.2.	Directors’ and Officers’ Indemnification	47

ARTICLE 8	TERMINATION		47

	8.1.	Termination	47
	8.2.	Rights on Termination	49
	8.3.	Termination Fees	50
	8.4.	Remedies for Certain Breaches	50
	8.5.	Remedies Exclusive	50

ARTICLE 9	MISCELLANEOUS		51

	9.1.	Expenses	51
	9.2.	Entire Agreement	51
	9.3.	Amendment	51
	9.4.	Governing Law	51
	9.5.	Assignment	51
	9.6.	Notices	52
	9.7.	Counterparts; Headings	52
	9.8.	Interpretation	52
	9.9.	Specific Performance	52
	9.10.	No Reliance	53
	9.11.	Exhibits and Schedules	53
	9.12.	No Third Party Beneficiary	53

ARTICLE 10	DEFINITIONS		53

	10.1.	Affiliate	53
	10.2.	Agreement	53

10.3.	Buildings	53
10.4.	Company Contracts	53
10.5.	Company Existing Permits	53
10.6.	Company Real Estate	53
10.7.	Company Schedule of Exceptions	54
10.8.	Company Shareholders	54
10.9.	Control	54
10.10.	DIMON Contracts	54
10.11.	DIMON Existing Permits	54
10.12.	DIMON Real Estate	54
10.13.	DIMON Schedule of Exceptions	54
10.14.	DIMON Shareholders	54
10.15.	Environmental Claim	54
10.16.	Environmental Laws	54
10.17.	Equipment	55
10.18.	ERISA	55
10.19.	Existing Insurance Policies	55
10.20.	Existing Options	55
10.21.	Governmental Entity	55
10.22.	Hazardous Materials	55
10.23.	HSR Act	55
10.24.	Indebtedness	55
10.25.	Intangible Assets	56
10.26.	Investment	56
10.27.	Law	56
10.28.	Lien	56
10.29.	Material Adverse Effect	56
10.30.	Merger	56
10.31.	NCBCA	57
10.32.	Permitted Liens	57
10.33.	Person	57
10.34.	SEC	57
10.35.	Shareholders	57
10.36.	Subsidiary	57
10.37.	VSCA	57

Exhibits

Exhibit 1	Articles of Merger (including attached Plan of Merger)

Exhibit 2	Affiliates Letter

Exhibit 3	Key Director Roles

Exhibit 4	Employment Agreement for CEO of the Surviving Corporation

Exhibit 5	Employment Agreement for President and COO of the Surviving Corporation

Exhibit 6	List of Company Shareholder Agreements

v

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 7, 2004, among DIMON Incorporated, a Virginia corporation (“DIMON”), and Standard Commercial Corporation, a North Carolina corporation (the “Company”). DIMON and the Company are hereinafter sometimes collectively referred to as the “Constituent Corporations.” Capitalized terms not otherwise defined herein are used as defined in Article 10 hereof.

WHEREAS, the Boards of Directors of DIMON and the Company have approved and deem it in the best interests of their respective shareholders to consummate the merger of the Company with and into DIMON upon the terms and subject to the conditions set forth herein (the “Merger”) pursuant to which each outstanding share of common stock, $0.20 par value per share, of the Company (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, DIMON has entered into an agreement (the “Company Shareholders Agreement”) with certain shareholders of the Company listed on Exhibit 6 hereto pursuant to which such shareholders agreed to vote the shares of Company Common Stock owned by them in favor of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, DIMON and the Company agree as follows:

ARTICLE 1

THE TRANSACTIONS

1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and the Articles of Merger and in accordance with the VSCA and the NCBCA, at the Effective Time (as hereinafter defined), the Company shall be merged with and into DIMON, and DIMON shall be the surviving corporation in the Merger (in such capacity, the “Surviving Corporation”).

1.2. Effective Time; Filing of Articles of Merger. The Merger shall be effected by the filing at the time of the Closing (as hereinafter defined) of properly executed articles of merger, including a plan of merger and amended and restated articles of incorporation attached thereto, substantially in the form attached as Exhibit 1 hereto (the “Articles of Merger”) with the State Corporation Commission of Virginia (the “SCC”) and with the Secretary of State of the State of North Carolina (the “NCSOS”) in accordance with the provisions of the VSCA and NCBCA, respectively. The Merger shall become effective at the time specified in the Articles of Merger (the “Effective Time”).

1.3. Certificate of Incorporation. At the Effective Time, the amended and restated articles of incorporation attached to the Articles of Merger shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the VSCA.

1.4. By-Laws. At the Effective Time, the by-laws of DIMON, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with its terms and the VSCA.

1.5. Directors and Officers. The directors and officers of DIMON immediately following the Effective Time shall be as set forth in Section 5.14 and each such director and officer shall hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until his or her successor is duly appointed and qualified.

1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such documents and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company to take any and all such action.

1.7. Time and Place of Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 as soon as practicable and no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article 6, or (b) at such other place, at such other time or on such other date as DIMON and the Company may mutually agree (the date of the Closing is hereinafter sometimes referred to as the “Closing Date”).

1.8. Effect of Merger on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share of Company Common Stock, issued and outstanding at the Effective Time (other than Excluded Shares) shall, subject to and in accordance with Section 1.9 hereof, be converted into, and become exchangeable for 3.0 shares of common stock, without par value, of DIMON, including the attached Common Stock purchase rights issued pursuant to the DIMON Rights Plan (as defined herein) (“DIMON Common Stock”) (the “Merger Consideration”).

(b) Excluded Shares. Each share of Company Common Stock issued and outstanding as of the Effective Time that is owned by the Company (but not including shares owned by a Subsidiary of the Company) or by DIMON (the “Excluded Shares”) shall be cancelled, and no consideration shall be delivered in exchange therefor.

(c) Effect of Merger on Capital Stock. At the Effective Time, all Company Common Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) representing any of such Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares pursuant to Section 1.9(e) and any dividends or other distributions pursuant to Section 1.9(c).

1.9. Exchange Procedures.

(a) As of the Effective Time, DIMON shall deposit, or shall cause to be deposited, with an exchange agent selected by DIMON, with the Company’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, certificates representing the shares of DIMON Common Stock to be issued pursuant to Section 1.8 and any cash, dividends or other distributions with respect to the DIMON Common Stock to be issued or paid pursuant to Section 1.9(c) (such cash and certificates for shares of DIMON Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration together with any other cash, dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of DIMON Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the Person (as defined herein) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of DIMON Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of DIMON or the Exchange Agent that such tax has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged Shares; Voting.

(i) All shares of DIMON Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by DIMON in respect of the DIMON Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the DIMON Common Stock after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of DIMON Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 1.9. Thereafter, subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of DIMON Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of DIMON Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of DIMON Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates representing Merger Consideration shall be entitled to vote after the Effective Time at any meeting of DIMON shareholders the number of whole shares of DIMON Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and (subject to applicable abandoned property, escheat and similar laws) exchanged for the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 1.9(e) and any dividends or other distributions pursuant to Section 1.9(c)) without any interest thereon, as provided in this Section 1.9.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of DIMON Common Stock will be issued in the Merger and any holder of Company Common Stock entitled to receive a fractional share of DIMON Common Stock but for this Section 1.9(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the product of (i) such holder’s proportionate interest in a share of DIMON Common Stock, and (ii) the average of the per share last sales prices, regular way, of DIMON Common Stock as reported on the New York Stock Exchange, Inc. composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive trading days ending on (and including) the second trading day prior to the Closing.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any DIMON Common Stock) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be returned to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this Section 1.9 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 1.8 and Section 1.9 upon due surrender of their Certificates (or affidavits of loss and indemnification in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of DIMON, the

Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by DIMON, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any cash payable in lieu of fractional shares and any unpaid dividends or other distributions in respect of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

(h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Merger Consideration by any “affiliate” (as determined pursuant to Section 5.8) of the Company shall not be exchanged until DIMON has received a written agreement from such Person as provided in Section 5.8 hereof.

(i) Withholding. The Exchange Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

1.10. Company Stock Options.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a “Company Stock Option”) outstanding under the Company Stock Plans (as hereinafter defined) or otherwise granted by the Company outside of any Company Stock Plan, will be assumed by DIMON as hereinafter provided. To the extent that the “vesting” or exercisability (or acceleration of “vesting” or exercisability) of any Company Stock Option is permitted in connection with the Merger but not required by the applicable governing instruments, then the Company shall take all reasonable action within its control to cause such exercisability or acceleration not to occur and shall otherwise cause the Company Stock Options to be converted into DIMON Stock Options as provided herein (but, for the avoidance of doubt, shall not be required to make any amendment to such governing instrument that would require the consent of the holder of such instrument or the approval of the Company’s shareholders). Notwithstanding the foregoing, the Company may take action to amend the terms of the Company Stock Plans or Company Stock Options to provide that vesting or exercisability of Company Stock Options held by any individual shall occur if, within two years after the Effective Time, such individual’s employment or service with the Surviving Corporation is terminated by the Surviving Corporation other than for cause or such individual resigns for good reason (as defined below). At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company

Stock Option will be automatically converted into an option (the “DIMON Stock Option”) to purchase the Merger Consideration at a price equal to the exercise price specified in such Company Stock Option as adjusted for the Merger. Such DIMON Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references to the Company in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options shall be deemed to refer to DIMON; and (ii) DIMON shall assume the Company Stock Plans and all of the Company’s obligations with respect to the Company Stock Options.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unvested restricted stock award, restricted stock unit, stock appreciation right or performance share award of the Company (“Company Equity Based Award”) shall be assumed by DIMON and shall be automatically converted into the Merger Consideration and otherwise subject to the same terms and conditions as the related Company Equity Based Award. To the extent that acceleration of vesting of any Company Equity Based Award is permitted in connection with the Merger but not required by the applicable governing instruments, then the Company shall take all reasonable action within its control to cause such acceleration not to occur and shall otherwise cause the Company Equity Based Award to be converted into the Merger Consideration as provided herein (but, for the avoidance of doubt, shall not be required to make any amendment to such governing instrument that would require the consent of the holder of such instrument or the approval of the Company’s shareholders). Notwithstanding the foregoing, the Company may take action to amend the terms of the Company Stock Plans or Company Equity Based Award to provide that vesting or exercisability of Company Equity Based Awards held by any individual shall occur if, within two years after the Effective Time, such individual’s employment or service with the Surviving Corporation is terminated by the Surviving Corporation other than for cause or such individual resigns for good reason (as defined below).

(c) In respect of each Company Stock Option as converted into a DIMON Stock Option pursuant to Section 1.10(a) and assumed by DIMON, and the shares of DIMON Common Stock underlying such option, DIMON shall file as soon as practicable after the Effective Time with the SEC, and keep current the effectiveness of, a registration statement on Form S-8 (which may be accomplished by amendment of the registration statement on Form S-4) or other appropriate form for as long as such options or equity based awards remain outstanding (and maintain the current status of the prospectus with respect thereto). DIMON agrees to reserve a number of shares of DIMON Common Stock equal to the number of shares of DIMON Common Stock issuable upon the exercise of such Company Stock Options.

(d) Except as disclosed in Section 1.10(d) of the Company Schedule of Exceptions, the Company agrees that, prior to the Effective Time or earlier termination hereof in accordance with Article 8 hereof, it will not grant any stock options, restricted stock, restricted stock units, stock appreciation rights, limited stock appreciation rights, performance shares or awards or any other similar awards or instruments and will not permit cash payments to holders of Company Stock Options or Company Equity-Based Awards in lieu of the assumption thereof by DIMON, as described in this Section 1.10. Except as disclosed in Section 1.10(d) of the DIMON Schedule of Exceptions, DIMON agrees that, prior to the Effective Time or earlier termination in accordance with Article 8 hereof, it will not grant any stock options, restricted stock, restricted stock units, stock appreciation rights, limited stock appreciation rights, performance shares or awards or any other similar awards or instruments.

(e) As used in this Section 1.10, “good reason” shall mean (i) the assignment to the individual of any duties that are inconsistent with his or her position with the Company as of the Effective Time, or (ii) a decrease in the individual’s annual base salary, target bonus or aggregate benefit levels from those in effect as of the Effective Time.

ARTICLE 2

OTHER AGREEMENTS

2.1. Access. Subject to the provisions of the Confidentiality Agreement referred to in Section 2.7 below, and so long as this Agreement has not been terminated as herein provided, upon reasonable request, each of the Company and DIMON shall grant to one another and their respective agents, accountants, attorneys and other advisers full access to all of the properties, facilities, books, records, financial statements and other documents and materials relating to its financial condition, assets, liabilities and business, including, without limitation, permitting (at the requesting party’s expense and subject to the prior approval of the other party, which approval shall not be unreasonably withheld) to: (a) conduct appraisals of the real estate, equipment, buildings, inventories of tobacco and other goods and supplies and other properties of the other party; and (b) conduct an environmental and occupational safety inspection of the properties of the other party. In addition, to the extent permitted by Law, the parties shall confer and consult with one another and their respective representatives, as each may reasonably request, to report on operational matters, financial matters and the general status of ongoing business operations of the Constituent Corporations.

2.2. Company Schedule of Exceptions.

(a) Company Schedule of Exceptions. The Company has delivered to DIMON the Company Schedule of Exceptions which was signed by the President, Chief Executive Officer, Chief Financial Officer and the Secretary of the Company stating that the Company Schedule of Exceptions was delivered pursuant to this Agreement and is the Company Schedule of Exceptions referred to in this Agreement. The Company Schedule of Exceptions is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

(b) Updates. The Company shall update the Company Schedule of Exceptions (by either (i) revision of specific sections included in the original Company Schedule of Exceptions referred to in Section 2.2(a) or (ii) addition of new sections that were neither included in said original Company Schedule of Exceptions nor referred to in or contemplated by this Agreement as of the date of this Agreement) as soon as practicable by written notice to DIMON to reflect any matters which occur from and after the date of this Agreement and which, if existing on the date of delivery of the Company Schedule of Exceptions, would have been required to be described in the Company Schedule of Exceptions. If the Company Schedule of Exceptions is updated by the addition of new sections not referred to in or contemplated by this

Agreement as of the date of this Agreement: (i) each new section shall be numbered to correspond to the applicable section or subsection which such new section is intended to modify and (ii) the applicable section or subsection corresponding to such new section shall be read to include the words “except as set forth in section [insert applicable section or subsection number]” or words of similar meaning to appropriately connote the modifications created by such new section. If requested by DIMON prior to Closing, the Company shall meet and discuss with DIMON prior to Closing any update to the Company Schedule of Exceptions disclosed by the Company which is, in the reasonable judgment of DIMON, adverse in any manner to either the Company or DIMON. The delivery of an update to the Company Schedule of Exceptions pursuant to this Section 2.2 shall not cure any breach of any representation, warranty or covenant made in this Agreement, have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

2.3. DIMON Schedule of Exceptions.

(a) DIMON Schedule of Exceptions. DIMON has delivered to the Company the DIMON Schedule of Exceptions which was signed by the President, Chief Executive Officer, Chief Financial Officer and the Secretary of DIMON stating that the DIMON Schedule of Exceptions was delivered pursuant to this Agreement and is the DIMON Schedule of Exceptions referred to in this Agreement. The DIMON Schedule of Exceptions is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of DIMON contained in this Agreement.

(b) Updates. DIMON shall update the DIMON Schedule of Exceptions (by either (i) revision of specific sections included in the original DIMON Schedule of Exceptions referred to in Section 2.3(a) or (ii) addition of new sections that were neither included in said original DIMON Schedule of Exceptions nor referred to in or contemplated by this Agreement as of the date of this Agreement) as soon as practicable by written notice to the Company to reflect any matters which occur from and after the date of this Agreement and which, if existing on the date of delivery of the DIMON Schedule of Exceptions, would have been required to be described in the DIMON Schedule of Exceptions. If the DIMON Schedule of Exceptions is updated by the addition of new sections not referred to in or contemplated by this Agreement as of the date of this Agreement: (i) each new section shall be numbered to correspond to the applicable section or subsection which such new section is intended to modify and (ii) the applicable section or subsection corresponding to such new section shall be read to include the words “except as set forth in section [insert applicable section or subsection number]” or words of similar meaning to appropriately connote the modifications created by such new section. If requested by the Company prior to Closing, DIMON shall meet and discuss with the Company prior to Closing any update to the DIMON Schedule of Exceptions disclosed by DIMON which is, in the reasonable judgment of the Company, adverse in any manner to either DIMON or the Company. The delivery of an update to the DIMON Schedule of Exceptions pursuant to this Section 2.3(b) shall not cure any breach of any representation, warranty or covenant made in this Agreement, have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

2.4. Acquisition Proposals Relating to the Company.

(a) Prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, the Company agrees that none of it, any of its Subsidiaries or Affiliates, any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company, or the acquisition of all or substantially all of the assets or capital stock of the Company (other than the disposition of any assets or stock related solely to the Company’s wool business) (a “Company Acquisition Transaction”) or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than DIMON and its representatives) with respect to any Company Acquisition Transaction, or which may reasonably be expected to lead to a proposal for a Company Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Company Acquisition Transaction; provided, however, that the Company may, in response to an unsolicited written proposal from a third party that the Board of Directors of the Company determines in good faith is reasonably likely to result in a Company Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and after receiving advice from outside and independent counsel, that failing to take such action would result in a breach of the duties of such Board of Directors under applicable Law. It is understood and agreed, without limitation of the Company’s obligations, that any violation of this Section 2.4 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, or otherwise, shall be deemed to be a breach of this Section 2.4 by the Company.

(b) The Company agrees that, as of the date hereof, it, its Subsidiaries and Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than DIMON and its representatives) conducted heretofore with respect to any Company Acquisition Transaction. The Company agrees promptly to advise DIMON in writing of the existence, prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, of (x) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than DIMON and its representatives) with respect to a Company Acquisition Transaction, and (y) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Company Acquisition Transaction, and to update on an ongoing basis or upon DIMON’s reasonable request, the status thereof. As used herein, “Company Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any Person (or group other than DIMON or any of its Subsidiaries) with respect to a Company Acquisition Transaction on terms which, as determined by the Board of Directors of the Company in good faith and in the exercise of reasonable judgment (after receiving advice of independent financial advisors), are more favorable from a financial point of view to the Company and the Company Shareholders than the transactions contemplated hereby and is reasonably likely to be completed.

2.5. Acquisition Proposals Relating to DIMON.

(a) Prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, DIMON agrees that none of it, any of its Subsidiaries or Affiliates, any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving DIMON, or the acquisition of all or substantially all of the assets or capital stock of DIMON (a “DIMON Acquisition Transaction”) or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than the Company and its representatives) with respect to any DIMON Acquisition Transaction, or which may reasonably be expected to lead to a proposal for a DIMON Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such DIMON Acquisition Transaction; provided, however, that DIMON may, in response to an unsolicited written proposal from a third party that the Board of Directors of DIMON determines in good faith is reasonably likely to result in a DIMON Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of DIMON determines in good faith, after consultation with its financial advisors and after receiving advice from outside and independent counsel, that such action is consistent with its duties under applicable Law. It is understood and agreed, without limitation of DIMON’s obligations, that any violation of this Section 2.5 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of DIMON, whether or not such Person is purporting to act on behalf of DIMON, or otherwise, shall be deemed to be a breach of this Section 2.5 by DIMON.

(b) DIMON agrees that, as of the date hereof, it, its Subsidiaries and Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the Company and its representatives) conducted heretofore with respect to any DIMON Acquisition Transaction. DIMON agrees promptly to advise the Company in writing of the existence, prior to the Effective Time or any earlier termination hereof in accordance with Article 8 hereof, of (x) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, DIMON, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than the Company and its representatives) with respect to a DIMON Acquisition Transaction, and (y) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such DIMON Acquisition Transaction, and to update on an ongoing basis or upon the Company’s reasonable request, the status thereof. As used herein, “DIMON Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any Person (or group other than the Company or any of its Subsidiaries) with respect to a DIMON Acquisition Transaction on terms which, as determined by the Board of Directors of DIMON in good faith and in the exercise of good faith business judgment (after receiving advice of independent financial advisors), are more favorable from a financial point of view to DIMON and DIMON Shareholders than the transactions contemplated hereby and is reasonably likely to be completed.

2.6. Public Announcements. Any public announcement made by or on behalf of either DIMON or the Company prior to the termination of this Agreement pursuant to Article 8 hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between DIMON and the Company and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld), subject to either party’s obligations under applicable Law (but such party shall use its commercially reasonable efforts to consult with the other party as to all such public announcements).

2.7. Confidentiality Agreement. DIMON and the Company agree that the Mutual Confidentiality and Standstill Agreement entered into between DIMON and the Company, dated April 28, 2004, remains in effect, but shall at the Effective Time be deemed to have terminated without further action by the parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to DIMON that, except as set forth on the Company Schedule of Exceptions:

3.1. Due Incorporation; Interests in Subsidiaries and Investee Companies. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company Schedule of Exceptions sets forth a complete and correct list of all of the Company’s Subsidiaries, showing the name, type of entity, jurisdiction of organization and type and amount of the Company’s ownership in each of such Subsidiary. The Company has delivered to DIMON copies of the articles of incorporation and by-laws or other organizational documents of the Company and each of the Subsidiaries indicated on Section 3.1 of the Company Schedule of Exceptions. Such articles of incorporation and by-laws or other organizational documents are complete and correct and in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective articles of incorporation, by-laws or similar organizational documents. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the corporate, partnership or other applicable power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.1 of the Company Schedule of Exceptions, all the outstanding shares of capital stock of, or other ownership interests in, the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly (except for director’s qualifying shares and shares required by Law to be locally owned shown on Section 3.1 of the Company Schedule of Exceptions), free and clear of all Liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind. All of the Company’s direct and indirect interests in its Subsidiaries and in all other entities in which it owns an interest and in the income and loss of such Subsidiaries and other entities are reflected properly in accordance with GAAP (including, without limitation, FASB Interpretation No. 46, as amended and revised) and applicable Law in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports. Other than the Subsidiaries, there are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.65 per share (“Company Preferred Stock”). As of the date hereof,

(i) 13,735,427 shares of Company Common Stock are issued and outstanding (excluding the shares set forth in (vi) below) and no shares of Company Preferred Stock are issued and outstanding;

(ii) 55,761 shares of Company Common Stock are subject to outstanding options and other awards issued pursuant to the Company’s Performance Improvement Compensation Plan (the “1992 PIC Plan”) and no shares of Company Common Stock are reserved for issuance under the 1992 PIC Plan;

(iii) 358,219 shares of Company Common Stock are subject to outstanding options and other awards issued pursuant to the Company’s 2001 Performance Improvement Compensation Plan (the “2001 PIC Plan”) and no shares of Company Common Stock are reserved for issuance under the 2001 PIC Plan;

(iv) 73,963 shares of the Company Common Stock are subject to outstanding options and other awards issued pursuant to the Company’s 2004 Performance Improvement Compensation Plan (the “2004 PIC Plan”) and 1,161,663 shares of Company Common Stock are reserved for issuance under the 2004 PIC Plan;

(v) options to purchase 25,144 shares of the Company Common Stock are outstanding that were granted under other employee stock incentive plans (and together with the 1992 PIC Plan, the 2001 PIC Plan and the 2004 PIC Plan, the “Company Stock Plans”); and

(vi) 2,617,707 shares of Company Common Stock are issued and held in the treasury of the Company or are owned by any Subsidiary of the Company.

(b) Section 3.2 of the Company Schedule of Exceptions sets forth a complete and correct list of all holders of Existing Options, including such person’s name, the number of options (vested, unvested and total) held by such person and the exercise price for each such option. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth above or in Section 3.2 of the Company Schedule of Exceptions, other than the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of the Company or any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person.

3.3. Authorization; Enforceability. The Board of Directors of the Company has on or prior to the date of this Agreement (a) deemed the Merger to be in the best interests of the Company and approved this Agreement and adopted the Articles of Merger (including the plan of merger attached thereto) in accordance with applicable Law, (b) resolved to recommend the approval of this Agreement and the Articles of Merger by the Company Shareholders and (c) directed that this Agreement and the Articles of Merger be submitted to the Company Shareholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the Company Shareholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval by the Company Shareholders and (y) the filing of the Articles of Merger pursuant to the VSCA and the NCBCA. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The filing of the Proxy Statement/Prospectus with the SEC and the taking of all actions in connection therewith have been duly authorized by the Company’s Board of Directors.

3.4. No Violation or Conflict. Assuming all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made and except as set forth in Section 3.4 of the Company Schedule of Exceptions, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the articles of incorporation or by-laws of the Company, (ii) any provision of the comparable articles of incorporation, charter or organizational documents of any of the Company’s Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses, (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, or adversely affect the consummation of any of the transactions contemplated hereby. No filing, notification or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and other U.S. or foreign antitrust or competition Laws, the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), (ii) the filing of the Articles of Merger with the NCSOS and SCC and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of blue sky laws and the NYSE, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated hereby.

3.5. SEC Documents and Other Reports. The Company has filed all required documents with the SEC since June 1, 2001 (the “Company SEC Reports”). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Reports or as required by GAAP, the Company has not, since March 31, 2004, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements, including but not limited to Section 13(b)(2) of the Exchange Act.

3.6. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Company SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect.

3.7. Inventory and Accounts.

(a) Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, the inventory of the Company and its Subsidiaries consists of raw materials, goods in process and finished goods, all of which are (i) merchantable and fit for the purpose for which they were procured or manufactured, (ii) legally qualified for export and sale subject to minimum pricing laws (none of which will preclude the fulfillment of any commitments or orders), (iii) not slow-moving, distressed, damaged or defective and (iv) recorded in the Company’s consolidated financial statements included in the Company SEC Reports at the lower of cost or market value in accordance with GAAP. Section 3.7(a) of the Company Schedule of Exceptions sets forth as of June 30, 2004 (i) all tobacco inventories, showing type origin, grade, crop year, quantity and book value, and (ii) all commitments to purchase or deliver tobacco, showing type, origin, grade, crop year, quantity and cost (but not the identity of the customer). The Company and its Subsidiaries have no material commitments to purchase or deliver tobaccos other than as set forth in Section 3.7(a) of the Company Schedule of Exceptions.

(b) All accounts receivable, notes receivable and associated rights (“Accounts”) owned by the Company and its Subsidiaries are reflected properly in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports.

(c) All loans, advances and extensions of credit made by the Company or any of its Subsidiaries to growers and other suppliers of tobacco and tobacco growers’ cooperatives, whether short-term or long-term, to finance the growing or processing of tobacco

(“Advances”) are reflected properly in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports and have arisen from bona fide transactions in the ordinary course of business.

(d) All accounts payable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business and are reflected properly in their respective books and records and in the Company’s consolidated financial statements included in the Company SEC Reports.

3.8. No Violation of Law.

(a) The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law (provided that no representation or warranty is made in this Section 3.8 with respect to Environmental Laws) except (a) as set forth in Section 3.8 of the Company Schedule of Exceptions and (b) for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes Oxley Act”), including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

3.9. Compliance with Foreign Corrupt Practices Act, Money Laundering and OFAC Laws.

(a) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Person of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its Subsidiaries and its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.10. Title to Assets. Except as reflected in the Company SEC Reports filed on or prior to the date hereof, the Company and its Subsidiaries own fee simple or valid leasehold (as the case may be) title to the Company Real Estate and have valid title to their other tangible assets and properties which they purport to own, free and clear of any and all Liens, except for Permitted Liens. All leases material to the Company pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such lease, any material existing default by the Company or any Subsidiary of the Company or any event which, with notice or lapse of time or both, would constitute such a material default. All Buildings and Equipment of the Company or its Subsidiaries have been well maintained and are in good and serviceable condition, normal wear and tear excepted, except where the failure to be so maintained would not, individually or in the aggregate, have a Material Adverse Effect.

3.11. Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.11 of the Company Schedule of Exceptions, (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against the Company, its Subsidiaries or any of its properties, assets or business, or, to the knowledge of the Company, any of the Company’s or any Subsidiary’s current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company relating to the transactions contemplated by this Agreement; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Company, its Subsidiaries, any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or set forth in Section 3.12 of the Company Schedule of Exceptions, (A) none of the Company or any of its Subsidiaries has incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a Material Adverse Effect, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) neither the Company nor any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would, individually or in the aggregate, have a Material Adverse Effect; (C) there has been no action taken by the Company or any of its Subsidiaries since March 31, 2004, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1; and (D) there has been no event, circumstance or development that would, individually or in the aggregate, have a Material Adverse Effect on the Company, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

3.13. Performance of Company Contracts. Each of the Company Contracts is in full force and effect and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto. Except as disclosed in Section 3.13 of the Company Schedule of Exceptions, there are no existing breaches or defaults by the Company or, to the knowledge of the Company, any other party to a Contract, under any Contract the effect of which would, individually or in the aggregate, constitute a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

3.14. ERISA.

(a) With respect to each Company Plan (as hereinafter defined), the Company has made (or as soon as practicable will make) available to DIMON a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”), (ii) such Company Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code. Except, in each case, for events or actions that would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Company Plan complies with all applicable statutes and governmental rules and regulations, including but not limited to ERISA, the Code and COBRA, (ii) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (iii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (v) the Company and its ERISA Affiliates have complied with the continued medical coverage requirements of COBRA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Company Plan, nor any trust created thereunder, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed in the Company Schedule of Exceptions, with respect to any Company Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Company Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared and the Company has no knowledge of any material adverse change to such status.

(b) With respect to the Company Plans, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.14 of the Company Schedule of Exceptions, with respect to any current or former employee or contractor of the Company or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.14 of the Company Schedule of Exceptions, no amounts payable or provided by the Company or its Subsidiaries related to the transactions contemplated by this Agreement will constitute “excess parachute payments” within the meaning of Section 280G of the Code. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, or a timely application for such determination is now pending or it is a prototype or volume submitter plan document that has been pre-approved by the IRS as is evidenced by a letter from the IRS, and, to the knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.14 of the Company Schedule of Exceptions, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA. There are no pending or, to the knowledge of the Company, threatened claims, suits, audits or investigations related to any Company Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3.2 of ERISA (other than a Company Multiemployer Plan or a plan exempt from ERISA under Section 4(b)(4) of ERISA)) or a “welfare plan” (as defined in Section 3(1) of ERISA other than a plan exempt from ERISA under Section 4(b)(4) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of the Company or its Subsidiaries, (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any Person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of the Company’s Subsidiaries.

3.15. Taxes.

(a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, each of the Company and each of its Subsidiaries has timely and properly filed, and will through the Closing Date timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) that were or will be required to be filed. Each of the Company and each of its Subsidiaries has paid all taxes (including interest, penalties and additions to tax) owed by them. No material unpaid tax deficiencies have been proposed or assessed against the Company or its Subsidiaries. To the knowledge of the Company, no issue has been raised in any prior tax audit of the Company or its Subsidiaries that, by application of the same or similar principles, could reasonably be expected upon a future tax audit of the Company or its Subsidiaries to result in a proposed material deficiency for any period. Neither the Company nor any of its Subsidiaries is liable for any taxes attributable to any other Person (other than a member of an affiliated group of which the Company is the common parent), whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

(b) Audits. There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of taxes or tax matters of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has consented to any extension of the statute of limitations with respect to any open federal, state, local or federal tax returns.

(c) Liens. There are no tax Liens upon any property or assets of the Company or its Subsidiaries except for Liens for current taxes not yet due and payable.

(d) Deliveries. The Company has delivered or made available to DIMON correct and complete copies of all tax returns and reports of the Company and each of its Subsidiaries filed for all periods not barred by the applicable statute of limitations through the Effective Time.

(e) Withholding Taxes. Each of the Company and each of its Subsidiaries has properly withheld and timely paid substantially all withholding and employment taxes that it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All IRS Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Other Representations. Each of the Company and each of its Subsidiaries has not made any elections under former Section 341(f) of the Code and, except as shown in Section 3.15 of the Company Schedule of Exceptions, has and will not be subject to disallowance of compensation deductions pursuant to Section 280G of the Code by reason of the Merger or any prior event.

3.16. Labor Matters. Except as set forth in Section 3.16 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any person employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

3.17. Company Existing Permits. The material Company Existing Permits are listed in Section 3.17 of the Company Schedule of Exceptions. The Company and its Subsidiaries possess all licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which the Company currently has and is required to have for the conduct of the business of the Company as currently conducted, except where the failure to have the same would not, individually or in the aggregate, have a Material Adverse Effect. No action or proceeding is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any material Company Existing Permits.

3.18. Intangible Assets. There are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or any of its Subsidiaries to use any of its Intangible Assets that, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect. Each trademark registration, service mark registration, copyright registration, patent and patent application owned by the Company and any of its Subsidiaries has been maintained in good standing except where the failure to so maintain would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted, except where the failure to own or possess such licenses could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company and each of its Subsidiaries to use its Intangible Assets.

3.19. Environmental Matters.

(a) Except as set forth in Section 3.19 of the Company Schedule of Exceptions, the Company is, and at all times has been, in material compliance with Environmental Laws, and any immaterial non-compliance will not, individually or in the aggregate, have a Material Adverse Effect. The Company does not have any basis to expect, nor has it or any person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication (written or oral) from (i) any Governmental Entity or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to any property or assets (whether real, personal or mixed) in which the Company has had an interest.

(b) Except as disclosed in Section 3.19 of the Company Schedule of Exceptions, there are no pending or, to the knowledge of the Company, threatened Environmental Claims, encumbrances, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which the Company has or had an interest.

(c) The Company has obtained all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) required for its operations, and all such permits are in good standing and the Company is in substantial compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect.

3.20. Vote Required. The affirmative vote of the holders of two-thirds of the shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

3.21. Opinion of Financial Advisor. The Company has received the opinion of Matrix Capital Markets Group, its financial advisor, to the effect that, as of November 5, 2004, the Merger Consideration to be received in the Merger by the Company Shareholders, based upon and subject to the assumptions and limitations set forth in such opinion, is fair to such Company Shareholders from a financial point of view, a copy of which opinion has been delivered to DIMON.

3.22. Certain Agreements. Except as set forth in Section 3.22 of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Section 3.22 of the Company Schedule of Exceptions, the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

3.23. Finders or Brokers. Except for Matrix Capital Markets Group, a copy of whose engagement agreement has been provided to DIMON, neither the Company nor its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

3.24. Takeover Statutes. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation and by-laws is applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement (including, without limitation, Article 14 of the VSCA and Article 9 of the NCBCA).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF DIMON

DIMON hereby represents and warrants to the Company that, except as set forth on the DIMON Schedule of Exceptions:

4.1. Due Incorporation; Interests in Subsidiaries and Other Investee Companies. DIMON is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the DIMON Schedule of Exceptions sets forth a complete and accurate list of all DIMON’s Subsidiaries, showing the name, type of entity, jurisdiction of organization, and type and amount of the Company’s ownership in the equity of such Subsidiary. DIMON has delivered to the Company copies of the articles of incorporation and by-laws or other organizational documents of DIMON and each of the Subsidiaries listed on Section 4.1 of the DIMON Schedule of Exceptions. Such articles of incorporation and by-laws or other organizational documents are complete and correct and in full force and effect, and neither DIMON nor any of its Subsidiaries is in violation of any of the provisions of their respective articles of incorporation, by-laws or similar organizational documents. Each of DIMON’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the corporate, partnership or other applicable power and authority and all necessary governmental approvals to own its properties and assets to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.1, all the outstanding shares of capital stock of, or other ownership interests in, DIMON’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by DIMON, directly or indirectly (except for director’s qualifying shares and shares required by Law to be locally owned shown on Section 4.1 of the DIMON Schedule of Exceptions), free and clear of all Liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind. All of DIMON’s direct and indirect interests in its Subsidiaries and in all other entities in which it owns an interest and in the income and loss of such Subsidiaries and other entities are reflected properly in accordance with GAAP (including, without limitation, FASB Interpretation No. 46, as amended and revised) and applicable Law in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports. Other than the Subsidiaries, there are no other Persons in which DIMON owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

4.2. Capitalization.

(a) The authorized capital stock of DIMON consists of 125,000,000 shares of DIMON Common Stock and 10,000,000 shares of preferred stock, no par value (“DIMON Preferred Stock”). As of the date hereof,

(i) 45,139,954 shares of DIMON Common Stock are issued and outstanding;

(ii) 3,921,648 shares of DIMON Common Stock are subject to outstanding options and other awards issued pursuant to DIMON’s stock option plans (“Plans”), and 2,961,928 additional shares of DIMON Common Stock are reserved for issuance under the Plans;

(iii) 2,549,000 shares of DIMON Common Stock are reserved for issuance pursuant to the conversion of DIMON’s 6 ¼% Convertible Subordinated Debentures due 2007;

(iv) no shares of DIMON Preferred Stock are issued and outstanding; and

(v) 45,936,664 shares of DIMON Common Stock are reserved for issuance upon exercise of rights pursuant to the Rights Agreement, (the “DIMON Rights Plan”) dated as of March 31, 1995, between DIMON and Wachovia Bank (successor to First Union National Bank of North Carolina), as Rights Agent.

(b) All the outstanding shares of capital stock of DIMON are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth above, other than the transactions contemplated by this Agreement, (1) there are no shares of capital stock of DIMON authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests in DIMON or any of its Subsidiaries, obligating DIMON or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in DIMON or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating DIMON or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (3) there are no outstanding contractual obligations of DIMON or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of DIMON or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of DIMON or any other Person.

4.3. Authorization; Enforceability. The Board of Directors of DIMON has, on or prior to the date of this Agreement, (a) deemed the Merger to be in the best interests of DIMON and approved this Agreement and adopted the Articles of Merger (including the plan of merger attached thereto) in accordance with applicable Law, (b) resolved to recommend the approval of this Agreement and the Articles of Merger by the DIMON Shareholders, and (c) directed that this Agreement and the Articles of Merger be submitted to the DIMON Shareholders for approval. DIMON has all requisite corporate power and authority to enter into this Agreement and, subject to the approval by the DIMON Shareholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DIMON and the consummation by DIMON of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DIMON, subject to (x) approval by the DIMON Shareholders of this Agreement and the Articles of Merger and (y) the filing of the Articles of Merger pursuant to the VSCA and NCBCA. This Agreement has been duly executed and delivered by DIMON and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) constitutes the valid and binding obligation of DIMON enforceable against DIMON in accordance with its terms. The filing of the Registration Statement with the SEC and the taking of all actions in connection therewith have been duly authorized by DIMON’s Board of Directors.

4.4. No Violation or Conflict. Assuming all consents, approvals, authorizations and other actions described in this Section 4.4 have been obtained and all filings and obligations described in this Section 4.4 have been made and except as set forth in Section 4.4 of the DIMON Schedule of Exceptions, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of DIMON or any of its Subsidiaries under, any provision of (i) the articles of incorporation or by-laws of DIMON, (ii)) any provision of the comparable charter or organizational documents of any of DIMON’s Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to DIMON or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DIMON or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses, (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, or adversely affect the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to DIMON or any of its Subsidiaries in connection with the execution and delivery of this Agreement by DIMON or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and other U.S. or foreign antitrust or competition Laws, the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger with the NCSOS and the SCC and the filing of appropriate documents with the relevant authorities of other states in which DIMON or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of blue sky laws and the NYSE, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated hereby.

4.5. SEC Documents and Other Reports. DIMON has filed all required documents with the SEC since June 1, 2001 (the “DIMON SEC Reports”). As of their respective dates, the DIMON SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of DIMON SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of DIMON included in the DIMON SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of DIMON and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the DIMON SEC Reports or as required by GAAP, DIMON has not, since March 31, 2004, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of DIMON and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements, including but not limited to Section 13(b)(2) of the Exchange Act.

4.6. No Undisclosed Liabilities. Neither DIMON nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in DIMON SEC Reports filed prior to the date hereof and (b) liabilities or obligations incurred in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect.

4.7. Inventory and Accounts.

(a) Except as set forth in Section 4.7(a) of the DIMON Schedule of Exceptions, the inventory of DIMON and its Subsidiaries consists of raw materials, goods in process and finished goods, all of which are (i) merchantable and fit for the purpose for which they were procured or manufactured, (ii) legally qualified for export and sale subject to minimum pricing laws (none of which will preclude the fulfillment of any commitments or orders), (iii) not slow-moving, distressed, damaged or defective and (iv) recorded in DIMON’s consolidated financial statements included in The DIMON SEC Reports at the lower of cost or market value in accordance with GAAP. Section 4.7(a) of the DIMON Schedule of Exceptions sets forth as of June 30, 2004 (i) all tobacco inventories, showing type origin, grade, crop year, quantity and book value, and (ii) all commitments to purchase or deliver tobacco, showing type, origin, grade, crop year, quantity and cost (but not the identity of the customer). DIMON and its Subsidiaries have no material commitments to purchase or deliver tobaccos other than as set forth in Section 4.7(a) of the DIMON Schedule of Exceptions.

(b) All accounts receivable, notes receivable and associated rights (“Accounts”) owned by DIMON and its Subsidiaries are reflected properly in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports.

(c) All loans, advances and extensions of credit made by DIMON or any of its Subsidiaries to growers and other suppliers of tobacco and tobacco growers’ cooperatives, whether short-term or long-term, to finance the growing or processing of tobacco (“Advances”) are reflected properly in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports and have arisen from bona fide transactions in the ordinary course of business.

(d) All accounts payable of DIMON and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business and are reflected properly in their respective books and records and in DIMON’s consolidated financial statements included in the DIMON SEC Reports.

4.8. No Violation of Law.

(a) The businesses of DIMON and its Subsidiaries are not being conducted in violation of any Law (provided that no representation or warranty is made in this Section 4.8 with respect to Environmental Laws) except (a) as set forth in Section 4.8 of the DIMON Schedule of Exceptions and (b) for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) There is and has been no failure on the part of DIMON and any of DIMON’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes Oxley Act”), including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

4.9. Compliance with Foreign Corrupt Practices Act, Money Laundering and OFAC Laws.

(a) Neither DIMON nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of DIMON or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Person of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and DIMON, its Subsidiaries and its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on DIMON or as disclosed in Section 4.9(a) of the DIMON Schedule of Exceptions.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on DIMON, the operations of DIMON and its Subsidiaries are and have been conducted at all times in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving DIMON or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of DIMON, threatened.

(c) Neither DIMON nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of DIMON or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC.

4.10. Litigation. Except as set forth in DIMON SEC Reports filed prior to the date hereof or as set forth in Section 4.10 of the DIMON Schedule of Exceptions, (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against DIMON, its Subsidiaries or any of their properties, assets or business, or, to the knowledge of DIMON, any of DIMON’s or any Subsidiary’s current or former directors or officers or any other Person whom DIMON or any Subsidiary of DIMON has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of DIMON, threatened, against DIMON relating to the transactions contemplated by this Agreement; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against DIMON, its Subsidiaries, any of their properties, assets or businesses, or, to the knowledge of DIMON, any of DIMON’s or its Subsidiaries’ current or former directors or officers or any other Person whom DIMON or any Subsidiary of DIMON has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11. Absence of Certain Changes or Events. Except as disclosed in DIMON SEC Reports filed prior to the date of this Agreement or set forth in Section 4.11 of the DIMON

Schedule of Exceptions, (A) none of DIMON or any of its Subsidiaries has incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a Material Adverse Effect, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) neither DIMON nor any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would, individually or in the aggregate, have a Material Adverse Effect; (C) there has been no action taken by DIMON or any of its Subsidiaries since March 31, 2004, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2; and (D) there has been no event, circumstance or development that would, individually or in the aggregate, have a Material Adverse Effect on DIMON, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

4.12. Title to Assets. Except as reflected in the DIMON SEC Reports filed prior to the date hereof, DIMON and its Subsidiaries own fee simple or valid leasehold (as the case may be) title to the DIMON Real Estate and have valid title to their other tangible assets and properties which they purport to own, free and clear of any and all Liens, except for Permitted Liens. All leases material to DIMON pursuant to which DIMON or any Subsidiary of DIMON, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such lease, any material existing default by DIMON or any Subsidiary of DIMON or any event which, with notice or lapse of time or both, would constitute such a material default. All of DIMON’s Buildings and Equipment of the Company or its Subsidiaries have been well maintained and are in good and serviceable condition, normal wear and tear excepted, except where the failure to be so maintained would not, individually or in the aggregate, have a Material Adverse Effect.

4.13. Performance of DIMON Contracts. Each of the DIMON Contracts is in full force and effect and constitutes the legal and binding obligation of DIMON and, to the knowledge of DIMON, constitutes the legal and binding obligation of the other parties thereto. Except as disclosed in Section 4.13 of the DIMON Schedule of Exceptions, there are no existing breaches or defaults by DIMON or, to the knowledge of DIMON, any other party to a DIMON Contract, under any DIMON Contract the effect of which would, individually or in the aggregate, constitute a Material Adverse Effect and, to the knowledge of DIMON, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

4.14. ERISA

(a) With respect to each DIMON Plan (as hereinafter defined), DIMON has made (or as soon as practicable will make) available to the Company a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) such DIMON Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such DIMON Plan, (iv) the most recent summary plan description of each DIMON Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a DIMON Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any DIMON Plan intended to be qualified under Section 401(a) of the Code. Except, in each case, for events or actions that would not, individually or in the aggregate, have a Material Adverse Effect, (i) each DIMON Plan complies with all applicable statutes and governmental rules and regulations, including but not limited to ERISA, the Code and COBRA, (ii) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any DIMON Plan, (iii) neither DIMON nor any of its ERISA Affiliates has withdrawn from any DIMON Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any DIMON Plan subject to Title IV of ERISA, and (v) DIMON and its ERISA Affiliates have complied with the continued medical coverage requirements of COBRA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no DIMON Plan, nor any trust created thereunder, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed in Section 4.14 of the DIMON Schedule of Exceptions, with respect to any DIMON Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such DIMON Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared and DIMON has no knowledge of any material adverse change to such status.

(b) With respect to the DIMON Plans, no event has occurred in connection with which DIMON or any ERISA Affiliate would be subject to any liability under the terms of such DIMON Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect. Except as disclosed in the DIMON SEC Reports filed prior to the date hereof or set forth in Section 4.14(b) of the DIMON Schedule of Exceptions, with respect to any current or former employee or contractor of DIMON or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the DIMON SEC Reports filed prior to the date hereof or set forth in Section 4.14 of the DIMON Schedule of Exceptions, no amounts payable or provided by DIMON or its Subsidiaries related to the transactions contemplated by this Agreement will constitute “excess parachute payments” within the meaning of Section 280G of the Code. Each DIMON Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, or a timely application for such determination is now pending or it is a prototype or volume submitter plan document that has been pre-approved by the IRS as is evidenced by a letter from the IRS, and, to the knowledge of DIMON, there is no reason why any DIMON Plan is not so qualified in operation. Neither DIMON nor any of its ERISA Affiliates has been notified by any DIMON Multiemployer Plan that such DIMON Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such DIMON Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the DIMON SEC Reports filed prior to the date hereof or set forth in Section 4.14 of the DIMON Schedule of Exceptions, neither DIMON nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA. There are no pending or, to the knowledge of DIMON, threatened claims, suits, audits or investigations related to any DIMON Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, (i) “DIMON Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a DIMON Multiemployer Plan or a plan exempt from ERISA under Section 4(b)(4) of ERISA)) or a “welfare plan” (as defined in Section 3(1) of ERISA other than a plan exempt from ERISA under Section 4(b)(4) of ERISA) established or maintained by DIMON or any of its ERISA Affiliates or as to which DIMON or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of DIMON or its Subsidiaries, (ii) “DIMON Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which DIMON or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any Person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of DIMON’s Subsidiaries.

4.15. Taxes.

(a) Tax Returns. For all years for which the applicable statutory period of limitation has not expired, each of DIMON and each of its Subsidiaries has timely and properly filed, and will through the Closing Date timely and properly file, all material federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) that were or will be required to be filed. Each of DIMON and each of its Subsidiaries has paid all taxes (including interest, penalties and additions to tax) owed by them. No material unpaid tax deficiencies have been proposed or assessed against DIMON or its Subsidiaries. To the knowledge of DIMON, no issue has been raised in any prior tax audit of DIMON or its Subsidiaries that, by application of the same or similar principles, could reasonably be expected upon a future tax audit of DIMON or its Subsidiaries to result in a proposed material deficiency for any period. Neither DIMON nor any of its Subsidiaries is liable for any taxes attributable to any other Person (other than a member of an affiliated group of which DIMON is the common parent), whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

(b) Audits. There are no material audits, examinations, investigations or other proceedings threatened or pending in respect of taxes or tax matters of DIMON and or any of its Subsidiaries. Neither DIMON nor any of its Subsidiaries has consented to any extension of the statute of limitations with respect to any open federal, state, local or federal tax returns.

(c) Liens. There are no tax Liens upon any property or assets of DIMON or its Subsidiaries except for Liens for current taxes not yet due and payable.

(d) Deliveries. DIMON has delivered to the Company correct and complete copies of all tax returns and reports of DIMON and each of its Subsidiaries filed for all periods not barred by the applicable statute of limitations through the Effective Time.

(e) Withholding Taxes. Each of DIMON and each of its Subsidiaries has properly withheld and timely paid substantially all withholding and employment taxes that it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All IRS Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Other Representations. Each of DIMON and its Subsidiaries has not made any elections under former Section 341(f) of the Code and, except as shown in Section 4.15 of the DIMON Schedule of Exceptions, has and will not be subject to disallowance of compensation deduction pursuant to Section 280G of the Code by reason of the Merger or any prior event.

(g) Continuity of the Company’s Business. It is the present intention of DIMON, after the Effective Time, to (either directly or indirectly as permitted by Treasury Regulations Section 1.368-1(d)) continue at least one significant historic business line of the Company or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

4.16. Labor Matters. Except as set forth in Section 4.16 of the DIMON Schedule of Exceptions, neither DIMON nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither DIMON nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any person employed by or otherwise performing services primarily for DIMON or any of its Subsidiaries (the “DIMON Business Personnel”), and there is no unfair labor practice complaint or grievance against DIMON or its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the DIMON Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of DIMON, threatened against or affecting DIMON or any of its Subsidiaries which may interfere with the respective business activities of DIMON or any of its Subsidiaries. DIMON and its Subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

4.17. DIMON Existing Permits. The material DIMON Existing Permits are listed in Section 4.17 of the DIMON Schedule of Exceptions. DIMON and its Subsidiaries possess all licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which DIMON currently has and is required to have for the conduct of the business of DIMON as currently conducted, except where the failure to have the same would not, individually or in the aggregate, have a Material Adverse Effect. No action or proceeding is pending or, to the knowledge of DIMON, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any material DIMON Existing Permits.

4.18. Intangible Assets. There are no claims, demands or proceedings instituted, pending or, to the knowledge of DIMON, threatened by any Person contesting or challenging the right of DIMON or any of its Subsidiaries to use any of its Intangible Assets that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Each trademark registration, service mark registration, copyright registration, patent and patent application which is owned by DIMON and any of its Subsidiaries has been maintained in good standing except where the failure to so maintain would not, individually or in the aggregate, have a Material Adverse Effect. DIMON and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted, except where the failure to own or possess such licenses could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of DIMON and each of its Subsidiaries to use its Intangible Assets.

4.19. Environmental Matters.

(a) Except as set forth in Section 4.19 of the DIMON Schedule of Exceptions, DIMON is, and at all times has been, in material compliance with Environmental Laws, any immaterial non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. DIMON does not have any basis to expect, nor has it or any person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication (written or oral) from (i) any Governmental Entity or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to any property or assets (whether real, personal or mixed) in which DIMON has had an interest.

(b) Except as disclosed in Section 4.19 of the DIMON Schedule of Exceptions, there are no pending or, to the knowledge of DIMON, threatened Environmental Claims, encumbrances, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which DIMON has or had an interest.

(c) DIMON has obtained all environmental, health and safety permits and governmental authorizations (collectively, the “DIMON Environmental Permits”) required for its operations, and all such permits are in good standing and DIMON is in substantial compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such DIMON Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect.

4.20. Required Vote of DIMON Shareholders; Authorization. The affirmative vote of the holders of a majority of the shares of DIMON Common Stock present in person or by proxy at the DIMON Shareholders Meeting at which the holders of at least a majority of the outstanding shares of DIMON Common Stock are present in person or by proxy is the only vote of the holders of any class or series of DIMON’s capital stock necessary to approve the Merger and other transactions contemplated by this Agreement. Upon such approval, the DIMON

Common Stock issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

4.21. Brokers or Finders. Except for Peter J. Solomon Company, a copy of whose engagement agreement has been provided to the Company, neither DIMON nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

4.22. Opinion of Financial Advisor. DIMON has received the opinion of Peter J. Solomon Company L.P., its financial advisor, to the effect that, as of November 6, 2004, based upon and subject to the assumptions and limitations set forth in such opinion, the Merger Consideration is fair to DIMON from a financial point of view, a copy of which opinion has been delivered to the Company.

4.23. Certain Agreements. Except as set forth in Section 4.22 of the DIMON Schedule of Exceptions, neither DIMON nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Section 4.22 of the DIMON Schedule of Exceptions, the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which DIMON or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

ARTICLE 5

COVENANTS

5.1. Conduct of Business by the Company. From and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Article 8 hereof or the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Section 5.1 of the Company Schedule of Exceptions, prior to the Effective Time (or earlier termination hereof in accordance with Article 8 hereof), neither the Company nor its Subsidiaries will:

(a) except for shares to be issued or delivered pursuant to the Existing Options, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(b) amend its articles of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than the Merger) or split, combine, subdivide or reclassify any Company Common Stock;

(c) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any equity or otherwise make any payments to equity holders in their capacity as such except for (i) dividends and distributions by a Subsidiary to its parent that is a direct or indirect wholly-owned Subsidiary, and (ii) normal, ordinary course, periodic dividends in respect of the Company Common Stock in amounts no greater than the normal, ordinary course, periodic dividends paid in respect of the Company Common Stock during the Company’s 2004 fiscal year;

(d) make payments or distributions (other than normal salaries) to any Affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable, arm’s length terms;

(e) enter into, accelerate, terminate, modify in any material respect, or cancel any Contract outside the ordinary course of business or knowingly do any act or knowingly omit to do any act or, to the extent within the Company’s reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of the Company Contracts that would have a Material Adverse Effect;

(f) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than (A) as required by Law, or (B) as expressly contemplated by this Agreement;

(g) increase the compensation payable or to become payable to its officers, employees, or directors except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or except as may be required to comply with applicable Law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employer;

(h) make any acquisition, by means of merger, consolidation or otherwise, or disposition (other than disposition of assets in the ordinary course of business, consistent with past practice), of assets or securities or authorize or make any individual capital expenditure in excess of $1,000,000;

(i) settle or compromise any material claims or litigation, except in the ordinary and usual course of business;

(j) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable Law, regulation or change in GAAP, in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

(k) create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

(l) fail to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect;

(m) fail to take commercially reasonable steps to preserve in all material respects its business organization intact, to retain the services of the employees and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company;

(n) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

(o) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.2. Conduct of Business by DIMON. From and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Article 8 hereof or the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), DIMON will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Section 5.2 of the DIMON Schedule of Exceptions, prior to the Effective Time (or earlier termination hereof in accordance with Article 8 hereof), neither DIMON nor its Subsidiaries will:

(a) except for shares to be issued or delivered pursuant to existing options, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, DIMON Common Stock outstanding on the date hereof;

(b) amend its articles of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of DIMON (other than the Merger) or split, combine, subdivide or reclassify any DIMON Common Stock;

(c) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any equity or otherwise make any payments to equity holders in their capacity as such except for (i) dividends and distributions by a Subsidiary to its parent that is a direct or indirect wholly-owned Subsidiary, and (ii) normal, ordinary course, periodic dividends in respect of DIMON Common Stock in amounts no greater than the normal, ordinary course, periodic dividends paid in respect of DIMON Common Stock during DIMON’s 2004 fiscal year;

(d) make payments or distributions (other than normal salaries) to any Affiliate of DIMON except for transactions in the ordinary course of business upon commercially reasonable, arm’s length terms;

(e) enter into, accelerate, terminate, modify in any material respect, or cancel any Contract outside the ordinary course of business or knowingly do any act or knowingly omit to do any act or, to the extent within DIMON’s reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of DIMON Contracts that would have a Material Adverse Effect;

(f) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any DIMON Plan or employment or consulting agreement, other than (A) as required by Law, or (B) as expressly contemplated by this Agreement;

(g) increase the compensation payable or to become payable to its officers, employees, or directors except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of DIMON or any of its Subsidiaries who are not officers of DIMON or any of its Subsidiaries or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of DIMON or any of its Subsidiaries, or establish, adopt, enter into, or except as may be required to comply with applicable Law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employer;

(h) make any acquisition, by means of merger, consolidation or otherwise, or disposition (other than disposition of assets in the ordinary course of business, consistent with past practice), of assets or securities or authorize or make any individual capital expenditure in excess of $1,000,000;

(i) settle or compromise any material claims or litigation, except in the ordinary and usual course of business;

(j) make any material change, other than in the ordinary course of business and consistent with past practice or as required by applicable Law, regulation or change in GAAP, in accounting policies or procedures applied by DIMON (including tax accounting policies and procedures);

(k) create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

(l) fail to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect;

(m) fail to take commercially reasonable steps to preserve in all material respects its business organization intact, to retain the services of the employees and to conduct business with suppliers, customers, creditors and others having business relationships with DIMON in the best interests of DIMON;

(n) knowingly do any act or omit to do any act that would result in a breach of any representation by DIMON set forth in this Agreement; or

(o) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.3. Information Supplied.

(a) DIMON and the Company each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the SEC by DIMON in connection with the issuance of shares of DIMON Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of the Company and DIMON to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) DIMON and the Company each agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in any registration statement under the Securities Act, any confidential offering or private placement circular or memorandum, bank presentation or other information and materials furnished by any of them in connection with the Financing (as defined in Section 5.10 hereof) (the “Financing Materials”), will, both at the time any such Financing Materials are distributed to potential sources of the Financing and at the time of the closing on such Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4. Shareholder Meetings.

(a) The Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Company Common Stock (the “Company Shareholder Meeting”) as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Articles of Merger. Except as provided in Section 8.1(c)(i) with respect to a Company Superior Proposal, the Company’s board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

(b) DIMON will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of DIMON Common Stock (the “DIMON Shareholder Meeting”) as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Articles of Merger. Except as provided in Section 8.1(d)(i) with respect to a DIMON Superior Proposal, the DIMON board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

5.5. Filings; Approvals and Consents; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) DIMON and the Company shall promptly prepare and file with the SEC the Proxy Statement/Prospectus, and DIMON shall prepare and file with the SEC the Registration Statement as promptly as practicable. DIMON and the Company each shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and promptly thereafter mail the Proxy Statement/Prospectus to the Shareholders.

(c) The Company and DIMON each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or applicable made by or on behalf of DIMON, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transaction contemplated by this Agreement.

(d) The Company and DIMON each shall keep the other apprised of the status of matters relating to completion of the transactions hereby, including promptly furnishing the other with copies of notices or other communications received by DIMON or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

5.6. Antitrust Filings and Approvals.

(a) As soon as practicable after the execution of this Agreement (and no later than ten days after the execution of this Agreement), the Company and DIMON shall file a notification and report form (“Form”) under the HSR Act in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and U.S. Department of Justice Antitrust Division (collectively, the “Agencies,” individually the “Agency”), and as soon as practical and appropriate under applicable Laws, the Company and DIMON shall each file or cause to be filed similar foreign notifications, reports and filings that may be required. The parties shall, in connection with their efforts to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Law, use their reasonable best efforts to (i) supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and any other Law and shall use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Law as soon as possible, (ii) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Agency or other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Agency or other Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Section 5.6, “Law” shall include, but not be limited to, the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) Subject to the terms and conditions of this Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, DIMON and the Company shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s rights to terminate this Agreement pursuant to Article 8 of this Agreement.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law, DIMON and the Company shall use their commercially reasonable efforts to resolve any such objections or challenge as such Agency or other Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

5.7. Listing of DIMON Common Stock. DIMON shall use its commercially reasonable efforts to cause the shares of DIMON Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.8. Affiliates. Prior to the Effective Time, the Company shall deliver to DIMON a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Shareholder Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to DIMON such information and documents as DIMON shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either DIMON or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by DIMON shall be added to the list of affiliates of the Company if DIMON shall receive from the Company, on or before the Closing Date, an opinion of counsel reasonably satisfactory to DIMON to the effect that such Person is not such an affiliate. The Company shall use commercially reasonable efforts to deliver or cause to be delivered to DIMON, prior to the Closing Date, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter substantially in the form attached as Exhibit 2 (the “Affiliates Letter”). DIMON shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of DIMON Common Stock by such affiliates received in the Merger and the certificates representing DIMON Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

5.9. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of DIMON and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.10. Financing.

(a) DIMON shall use commercially reasonable efforts to obtain financing reasonably acceptable to DIMON to consummate the Merger and the transactions contemplated by this Agreement, including, without limitation, financing in an amount sufficient to repay, at the Effective Time, all principal, interest, premiums and penalties with respect to indebtedness of DIMON or the Company required to be repaid or refinanced as a result of the Merger and other transactions contemplated hereby, as more particularly described in Section 6.2(c) of the DIMON Schedule of Exceptions (the “Financing”).

(b) Subject to the provisions of the Confidentiality Agreement referred to in Section 2.7 above, and so long as this Agreement has not been terminated as herein provided, upon reasonable request, the Company and its Subsidiaries, representatives, and agents shall cooperate with DIMON and its Subsidiaries, representatives and agents, and shall provide such information, materials and comfort letters, as DIMON and its representatives and agents may deem reasonably necessary or appropriate in connection with the Financing.

5.11. Tax-Free Reorganization.

(a) Each of DIMON and the Company shall use all reasonable efforts to cause the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Company and DIMON hereby adopt the Plan of Merger as, and intend that it be, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(b) Unless otherwise required (and then only to the extent otherwise required) by a “determination” (as defined in Section 1313(a)(1)) of the Code or by a similar applicable provision of state or local income tax law, each party shall (i) report the Merger on all tax returns and other filings as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any position that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

5.12. Letters of the Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to DIMON letters from Deloitte & Touche LLP, the Company’s independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to DIMON and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement. Further, the Company shall cause to be delivered to DIMON prior to the Effective Time the written agreement of Deloitte & Touche, LLP, and each other accounting firm upon which Deloitte & Touche, LLP, has relied in preparing its reports on any of the Company’s consolidated financial statements or internal controls included in the Company SEC Reports (i) to provide DIMON and its agents and employees reasonable access after the Effective Time to it workpapers relating to such financial statements or internal controls and to their personnel who have participated in the preparation or review of such reports and financial statements, (ii) to provide DIMON with such additional manually-executed copies of such reports as it may reasonably request, and (iii) to consent, subject to satisfaction of such firm’s regular and customary procedures for delivering such a consent, to the inclusion or incorporation by reference of such reports in DIMON’s filings under the Securities Act, the Exchange Act and the related rules and regulations.

5.13. Letters of DIMON’s Accountants. DIMON shall use commercially reasonable efforts to cause to be delivered to the Company letters from Ernst & Young LLP, DIMON’s independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

5.14. Governance.

(a) On or prior to the Effective Time, DIMON’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation immediately after the Effective Time to be thirteen. Of the members of the initial Board of Directors of the Surviving Corporation at the Effective Time, six shall be then-current independent DIMON directors designated by DIMON plus the then-current Chief Executive Officer of DIMON, and five shall be then-current independent Company directors designated by the Company plus the then-current Chief Executive Officer of the Company. No other directors or employees of DIMON or the Company shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time.

(b) On or prior to the Effective Time, DIMON’s Board of Directors shall cause the Chairmen of its standing board committees and key director roles immediately after the Effective Time to be those individuals listed on the attached Exhibit 3.

(c) DIMON’s Chief Executive Officer and the Company’s Chief Executive Officer have entered into employment agreements with the Surviving Corporation, to be effective as of the Effective Time, copies of which are attached hereto as Exhibits 4 and 5, respectively.

(d) On or prior to the Effective Time, DIMON and the Company shall agree on a location for the headquarters of the Surviving Corporation.

(e) On or prior to the Effective Time, DIMON and the Company shall agree on a name for the Surviving Corporation.

5.15. D&O Insurance. Prior to the Effective Time, the Surviving Corporation shall obtain a policy of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such present and former officer and director of the Company currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof and extending for no less than five years from the Effective Time. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of DIMON or the Surviving Corporation, as the case may be, shall assume the policy described in this Section. The rights of each covered person under this Section shall be in addition to any rights such person may have under the Company’s Articles of Incorporation or bylaws or the comparable organizational documents of any of the Company Subsidiaries, or under applicable Law or under any agreement with the Company or any of the Company’s Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each such person and his heirs and representatives.

ARTICLE 6

CONDITIONS

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent, each of which may be waived in whole or in part by DIMON or the Company, as the case may be, to the extent permitted by Law:

(a) Regulatory Approvals. All necessary filings under the HSR Act shall have been made and the applicable premerger waiting period(s) shall have expired or been earlier terminated. In addition, if any foreign competition law filings are required in connection with the transactions described in this Agreement, all foreign approvals required for Closing shall have been received.

(b) Approval of Shareholders. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Company Shareholders and the DIMON Shareholders.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

(d) Listing of DIMON Common Stock. The DIMON Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Statutes, Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits, restricts or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or restricting consummation of the Merger.

6.2. Conditions to DIMON’s Obligation to Effect the Merger. The obligations of DIMON to consummate the Merger shall be subject to the satisfaction, prior to or at the Closing as hereinafter provided, of the following express conditions precedent, each of which may be waived, in whole or in part, by DIMON to the extent permitted by Law:

(a) Representations, Warranties and Covenants of the Company. The representations and warranties made by the Company in this Agreement and not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they relate to a specific date). The representations and warranties made by the Company in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they related to a specific date). The Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and DIMON shall have received at the Effective Time a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(b) Tax Opinion. DIMON shall have received the opinion of Hunton & Williams LLP, counsel to DIMON, in form and substance reasonably satisfactory to DIMON, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Hunton & Williams LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of DIMON, the Company and others.

(c) Financing. Financing reasonably acceptable to DIMON to consummate the Merger and the transactions contemplated by this Agreement has been consummated; provided that DIMON may not rely on this clause (c) as a basis for termination of this Agreement unless DIMON has complied in all material respects with its obligations under Section 5.10 hereof.

6.3. Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent, each of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

(a) Representations, Warranties and Covenants of DIMON. The representations and warranties made by DIMON in this Agreement and not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they relate to a specific date). The representations and warranties made by DIMON in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they related to a specific date). DIMON shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate of the Chief Executive Officer and Chief Financial Officer of DIMON to that effect.

(b) Tax Opinion. The Company shall have received the opinion of Wyrick Robbins Yates & Ponton LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wyrick Robbins Yates & Ponton LLP may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of DIMON, the Company and others.

(c) Financing. Financing to consummate the Merger and the transactions contemplated by this Agreement has been obtained by DIMON that (1) does not materially and adversely differ from the proposed financing outlined in Section 6.3(c) of the DIMON Disclosure Schedule, and (2) is not reasonably likely to have a Material Adverse Effect on the Surviving Corporation.

ARTICLE 7

NO SURVIVAL OF REPRESENTATIONS AND

WARRANTIES; INDEMNIFICATION

7.1. No Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

7.2. Directors’ and Officers’ Indemnification.

(a) Subsequent to the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable Law and to the extent the Company has such obligation as of the date hereof, whether under its Articles of Incorporation or Bylaws, individual indemnity agreements or otherwise (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable Law) and such obligations shall survive the Merger and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any such claims against such persons.

(b) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, provision shall be made by the Surviving Corporation so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.2.

ARTICLE 8

TERMINATION

8.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval of this Agreement by the Shareholders), as follows:

(a) by mutual written agreement of DIMON and the Company;

(b) by either of the Company or DIMON:

(i) if the Effective Time shall not have occurred on or before June 30, 2005 (or September 30, 2005 if the only condition remaining unfulfilled on June 30, 2005 is any required approval by any Governmental Entity or the expiration of any waiting period); provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable;

(iii) if, at the Company Shareholders Meeting (including any adjournment or postponement thereof) called pursuant to Section 5.4(a) hereof, the requisite vote of the Company Shareholders shall not have been obtained; or

(iv) if, at the DIMON Shareholders Meeting (including any adjournment or postponement thereof) called pursuant to Section 5.4(b) hereof, the requisite vote of the DIMON Shareholders shall not have been obtained.

(c) by the Company:

(i) (a) if the Company, after receipt of advice of outside legal counsel to the Company as to whether such action is necessary in order for the Board of Directors of the Company to comply with its duties under applicable Law, subject to complying with the terms of this Agreement, determines to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal and the Company notifies DIMON in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (b) DIMON does not make, within fifteen business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Company Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Company Superior Proposal and (c) the Company prior to such termination pays to DIMON in immediately available funds any fees required to be paid pursuant to Section 8.3. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (a) above until at least the sixteenth business day after it has provided the notice to DIMON required thereby and (B) to notify DIMON promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(ii) if DIMON shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to DIMON by the Company; or

(iii) if, at any time prior to the Effective Time, the Board of Directors of DIMON shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by the Company to do so.

(d) by DIMON

(i) (a) if DIMON, after receipt of advice of outside legal counsel to DIMON that such action is consistent with the Board of Directors’ duties under applicable Law and the determination by the Board of Directors in good faith that such action is in the best interest of the corporation, subject to complying with the terms of this Agreement, determines to enter into a binding written agreement concerning a transaction that constitutes a DIMON Superior Proposal and DIMON notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (b) the Company does not make, within fifteen business days of receipt of DIMON’s written notification of its intention to enter into a binding agreement for a DIMON Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of DIMON determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of DIMON as the DIMON Superior Proposal and (c) DIMON prior to such termination pays to the Company in immediately available funds any fees required to be paid pursuant to Section 8.3. DIMON agrees (A) that it will not enter into a binding agreement referred to in clause (a) above until at least the sixteenth business day after it has provided the notice to the Company required thereby and (B) to notify the Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company by DIMON; or

(iii) if, at any time prior to the Effective Time, the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by DIMON to do so.

8.2. Rights on Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 8.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section 2.1 relating to the obligation of DIMON and the Company to keep confidential and not to use certain information obtained from the other, (b) the provisions of Section 8.3 relating to each party’s obligations to make certain payments to the other and (c) the remedies specified in Section 8.4.

8.3. Termination Fees.

(a) Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to DIMON (x) the amount of $17.5 million, plus (y) all reasonable out-of-pocket expenses incurred by DIMON in connection with this Agreement and the Merger if this Agreement is terminated pursuant to Section 8.1(b)(iii) (but only if an alternative proposal for an Acquisition Transaction involving the Company or any of its Subsidiaries is publicly announced prior to the Company Shareholder Meeting), Section 8.1(c)(i) or Section 8.1(d)(iii). The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid within twenty (20) business days after receipt by the Company of evidence of the same.

(b) Notwithstanding any provision to the contrary herein, if this Agreement is terminated by DIMON pursuant to Section 8.1(b)(iii) and no alternative proposal for an Acquisition Transaction involving the Company or any of its Subsidiaries is publicly announced prior to the Company Shareholder Meeting, then the Company shall pay to DIMON all reasonable, out-of-pocket expenses incurred by DIMON in connection with this Agreement and the Merger within twenty (20) business days after receipt by the Company of evidence of the same.

(c) Notwithstanding any provision to the contrary contained herein, DIMON shall immediately pay to the Company (x) the amount of $17.5 million, plus (y) all reasonable, out-of-pocket expenses incurred by the Company in connection with this Agreement and the Merger if this Agreement is terminated pursuant to Section 8.1(b)(iv) (but only if an alternative proposal for an Acquisition Transaction involving DIMON or any of its Subsidiaries is publicly announced prior to the DIMON Shareholder Meeting) or Section 8.1(d)(i) or Section 8.1(c)(iii). The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid within twenty (20) business days after receipt by the Company of evidence of the same.

(d) Notwithstanding any provision to the contrary herein, if this Agreement is terminated by the Company pursuant to Section 8.1(b)(iv) and no alternative proposal for an Acquisition Transaction involving DIMON or any of its Subsidiaries is publicly announced prior to the DIMON Shareholder Meeting, then DIMON shall pay to the Company all reasonable, out-of-pocket expenses incurred by the Company in connection with this Agreement and the Merger within twenty (20) business days after receipt by DIMON of evidence of the same.

8.4. Remedies for Certain Breaches. Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii) hereof, then either party shall be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys’ fees).

8.5. Remedies Exclusive. The remedies available to the parties specified in this Article 8 and pursuant to Section 9.9 hereof shall be the sole and exclusive remedies available to the parties, and except as expressly provided herein, no party shall have the right to seek damages or other amounts or remedies from any other party hereto for breach of, or otherwise in connection with, this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1. Expenses. Except as expressly provided herein, if the Merger is not consummated, DIMON, on the one hand, and the Company, on the other hand, shall bear their respective fees and expenses incurred in connection with this Agreement and the Merger.

9.2. Entire Agreement. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

9.3. Amendment. This Agreement and the Articles of Merger may be amended by action taken by the boards of directors of both DIMON and the Company at any time before or after submission of the Articles of Merger by the respective shareholders of DIMON and the Company, but, after any such submission, no amendment shall be made that would have any of the effects specified in Section 13.1-718.I of the VSCA without the approval of the shareholders affected thereby, and no material amendment may be made without the approval of the Company Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.4. Governing Law. This Agreement shall be governed and construed, with respect to the Merger, and all other transactions contemplated hereunder, in accordance with the Laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth (except that the Articles of Merger shall be governed by the applicable provisions of VSCA and the NCBCA).

9.5. Assignment. Prior to the Closing, this Agreement may not be assigned by any party hereto, except with the prior written consent of the other parties hereto.

9.6. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to DIMON:	DIMON Incorporated 512 Bridge Street Danville, Virginia 24541 Telephone: 434-792-7511 Telecopy: 434-791-0377 Attention: Chairman and Chief Executive Officer

With a copy to:

Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219 Telephone: 804-788-8200 Telecopy: 804-788-8218 Attention: Randall S. Parks

If to the Company:	Standard Commercial Corporation 2201 Miller Road Wilson, North Carolina 27893 Telephone: 252-291-5507 Telecopy: 252-237-0018 Attention: Chairman and Chief Executive Officer

Attention:

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 Telephone: 919-781-4000 Telecopy: 919-781-4865 Attention: Donald R. Reynolds

9.7. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.8. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

9.9. Specific Performance. The parties agree that the assets and business of the Company as a going concern constitute unique property and, accordingly, each party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance of the terms of this Agreement as provided in this Agreement.

9.10. No Reliance. Except for the parties to this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement, and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

9.11. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

9.12. No Third Party Beneficiary. Except as provided pursuant to Sections 5.15 and 7.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

ARTICLE 10

DEFINITIONS

When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

10.1. Affiliate. “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

10.2. Agreement. “Agreement” shall mean this Agreement, together with the Exhibits attached hereto and the Company Schedule of Exceptions and DIMON Schedule of Exceptions, as the same may be amended from time to time in accordance with the terms hereof.

10.3. Buildings. “Buildings” shall mean all buildings, fixtures, structures and improvements, whether leased or owned.

10.4. Company Contracts. “Company Contracts” shall mean all of the contracts, agreements and obligations, written or oral, to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

10.5. Company Existing Permits. “Company Existing Permits” shall mean those licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which the Company or its Subsidiaries has or holds.

10.6. Company Real Estate. “Company Real Estate” shall mean the parcels of real property owned or leased by the Company or its Subsidiaries.

10.7. Company Schedule of Exceptions. “Company Schedule of Exceptions” shall mean the Company Schedule of Exceptions delivered by the Company to DIMON pursuant to Section 2.2(a) of this Agreement.

10.8. Company Shareholders. “Company Shareholders” shall mean all Persons owning any shares of Company Common Stock.

10.9. Control. “Control” (including the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract

10.10. DIMON Contracts. “DIMON Contracts” shall mean all of the contracts, agreements and obligations, written or oral, to which DIMON or its Subsidiaries is a party or by which DIMON or its Subsidiaries or any of their assets are bound, including without limitation any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

10.11. DIMON Existing Permits. “DIMON Existing Permits” shall mean those licenses, permits, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which DIMON or its Subsidiaries has or holds.

10.12. DIMON Real Estate. “DIMON Real Estate” shall mean the parcels of real property owned or leased by DIMON or its Subsidiaries.

10.13. DIMON Schedule of Exceptions. “DIMON Schedule of Exceptions” shall mean the Schedule of Exceptions delivered by DIMON pursuant to Section 2.3(a) of this Agreement.

10.14. DIMON Shareholders. “DIMON Shareholders” shall mean all Persons owning any shares of DIMON Common Stock.

10.15. Environmental Claim. “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (a) the presence or environmental release of any Hazardous Materials at any parcel of real property; or (b) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation, or injunctive relief resulting from the presence or environmental release of any Hazardous Materials.

10.16. Environmental Laws. “Environmental Laws” shall mean any U.S. or foreign federal, state or local statute, Law, rule, ordinance, code, policy, order, rule of common law, decision by a Governmental Entity, and regulations relating to pollution or protection of human health (including OSHA) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws, regulations and decisions by Governmental Entities relating to effective or threatened release, disposal or discharge of Hazardous Materials, or otherwise relating to the manufacture, testing, processing, distribution, use, treatment, storage, packaging, disposal, transport or handling of Hazardous Materials.

10.17. Equipment. “Equipment” shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property, whether owned or used.

10.18. ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

10.19. Existing Insurance Policies. “Existing Insurance Policies” shall mean all of the insurance policies currently in effect and owned by the Company.

10.20. Existing Options. “Existing Options” shall mean any of the following relating to any capital stock or other equity interest of the Company: (a) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of the Company to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of the Company by sale, lease, license or otherwise; (b) rights to subscribe for or purchase any shares of the capital stock or other equity or phantom equity interests of the Company; or (c) Company Contracts with respect to any right to purchase, put or call any shares of the capital stock or other equity or phantom equity interests of the Company.

10.21. Governmental Entity. “Governmental Entity” shall mean any U.S. or foreign entity, including but not limited to any federal, state or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

10.22. Hazardous Materials. “Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could be friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (“PCBs”) and radon gas; and (b) any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “preparations,” “substances” or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure, release, disposal or discharge to which is now prohibited, limited or regulated by any Governmental Entity.

10.23. HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

10.24. Indebtedness. “Indebtedness” shall mean all liabilities or obligations of a Person, whether primary or secondary or absolute or contingent, in excess of $250,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of such Person.

10.25. Intangible Assets. “Intangible Assets” shall mean (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary software; and (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

10.26. Investment. “Investment” by the Company shall mean (a) any transfer or delivery of cash, stock or other property or value by the Company in exchange for equity, debt, preferred stock, partnership interests, participations or any other security of another Person; (b) any loan or capital contribution to or in any other Person; (c) any guaranty of any obligation to pay money to, or perform an obligation of, any other Person; and (d) any investments in any property or assets other than properties and assets acquired and used in the ordinary course of the business of the Company.

10.27. Law. “Law” shall mean any U.S. or foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

10.28. Lien. “Lien” shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by Contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

10.29. Material Adverse Effect. “Material Adverse Effect” shall mean (a) any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in a change or effect) that is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of the Company and its Subsidiaries or DIMON and its Subsidiaries, as applicable, each taken as a whole and, without in any way limiting the foregoing, or (b) any one or more of those changes or effects listed on Section 10.29 of each Party’s Schedule of Exceptions (which shall constitute a Material Adverse Effect for such party).

10.30. Merger. “Merger” shall mean the merger of the Company with and into DIMON pursuant to this Agreement.

10.31. NCBCA. “NCBCA” shall mean the North Carolina Business Corporation Act.

10.32. Permitted Liens. “Permitted Liens” shall mean those Liens existing as of the date hereof that do not materially detract from the value of the property or assets of the owner thereof taken as a whole subject thereto and do not materially impair the business or operations of the owner hereof taken as a whole.

10.33. Person. “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, Governmental Entity, agency or branch or department thereof, or any other legal entity.

10.34. SEC. “SEC” shall mean the Securities and Exchange Commission.

10.35. Shareholders. “Shareholders” shall mean the Company Shareholders and the DIMON Shareholders.

10.36. Subsidiary. “Subsidiary” shall mean any corporation, limited liability company or other entity, in which the relevant Person directly or indirectly through subsidiaries or otherwise, beneficially owns 50% or more of the outstanding equity interests or other interests having the right to elect directors or managers or which the relevant Person, directly or indirectly, otherwise controls or has the right to control, and each partnership, joint venture or other entity in which the relevant Person has any interest.

10.37. VSCA. “VSCA” shall mean the Virginia Stock Corporation Act.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

DIMON INCORPORATED

By:	/s/ Brian J. Harker
Name:Brian J. Harker
Title: Chairman and Chief Executive Officer

By:	/s/ James A. Cooley
Name:James A. Cooley
Title: Senior Vice President - Chief Financial Officer

STANDARD COMMERCIAL CORPORATION

By:	/s/ Robert E. Harrison
Name:Robert E. Harrison
Title: Chairman, President and Chief Executive Officer

[signature page to Agreement and Plan of Reorganization]